                                                                    Exhibit 10.4

                                   AGREEMENT



This agreement dated this 15th day of May, 1995 between REALM PRODUCTION and ENTERTAINMENT, INC., a Florida Corporation ("Producer" and/or "REI") and JOHN DRIVER ("Owner"), with respect to Producer's purchase of the exclusive rights in and to owner's creation tentatively entitled YAHOO BUGABOOS (hereinafter referred to as the "PROPERTY")

Owner hereby agrees to provide to Producer all rights, title and interest to the Property and other services, as set forth herein, and further agrees to accept the compensation set forth herein as full consideration for all of the rights and services being transferred or provided pursuant to this Agreement.

In consideration of the mutual covenants and agreements herein contained, Owner and Producer hereby agree as follows:

1. RIGHTS

     A. In consideration of Producer's payment to Owner of Five Thousand ($5000.00) Dollars, (which such payment shall be due and payable on or before June 10, 1995), Owner shall transfer all rights, title and interest to the Property for perpetuity, forever and throughout the universe, and in any and all languages, including but not limited to, all ancillary and allied rights to merchandising, music, scripts, stage, music publication, characters, sequels, motion picture, radio and/or television broadcast, video, book publishing, CD-ROM, or other electronic media rights, distribution, marketing, licensing, copyrights and trademarks.

     B.  Nothing herein contained shall, however, be deemed to prohibit
Producer from (i) concurrently using Owner's name or biography in connection with any personal or business activity to promote the Property; or (ii) appearing on talk, magazine or news shows to discuss the Property, and/or giving interviews in any television or print media.

2.  OWNER'S SERVICES

     A. PILOT EPISODES. Owner agrees to consult with, and lend his aid and knowledge to Producer and it's successors, affiliates, licensees and assigns if requested, and to act in the capacity of an Independent Contractor For Hire to fully complete the pilot episodes (herein defined as Three (3) half hour episodes, consisting of approximately 22 minutes each, in English of the Property) including but not limited to consulting, directing, writing the scripts, lyrics and bible, supervising editing and other pertinent services relating to same, for consideration of Producer's payment to Owner in the amount of Nine Thousand ($9,000) Dollars, (which such payment shall be due and payable Five Thousand ($5000) Dollars at commencement of principal photography, and the full balance of Four Thousand ($4000) Dollars, sixty (60) days thereafter. In addition to the Nine Thousand ($9,000) Dollar fee, Owner shall receive expenses in the amount of Two Thousand ($2000) Dollars which is all inclusive of, but not limited to, travel, hotel and living, food, transportation, etc., payable at commencement of principal photography.

     B. THE SERIES. If the Producer, at his sole discretion, decides to expand production beyond the Pilot Episodes into a Series (defined as a total of thirteen (13) episodes including the Pilot), then in that event Owner shall receive the following compensation:

     I. Three and one half (3.5%) percent of ADJUSTED GROSS MERCHANDISING ROYALTY revenues (defined as the percentage of Merchandise License Royalty of Gross Merchandise Revenues (the funds actual collected for both domestic and international markets), less only merchandising agency fees and third party marketing costs (with said third party marketing costs not to exceed forty (40%) percent of the funds actually collected). Said funds, as collected, shall be placed into an institutional escrow account acceptable to Owner, whose approval shall not be unreasonably withheld. Owner shall receive payments from the escrow account within 30 days of receipt of funds therein.

               FOR EXAMPLE PURPOSES: IF ONE (1) YEAR ANNUAL MERCHANDISING REVENUES ARE:

               Gross wholesale merchandise revenues    $100,000,000
               Merchandising License royalty @ 8%      $  8,000,000
               3rd party Fees and Costs @ 40%          $  3,200,000
               ADJUSTED GROSS MERCHANDISING ROYALTY    $  4,800,000
               Owner's 3.5% of adjusted gross          $    168,000

For purposes of the example above, Gross wholesale merchandise revenues are defined as "all revenues generated by the Property in all medias of the universe, except for video and broadcast (free and paid)" until such time as REI has received two hundred (200%) percent of the production budget per episode (including hard and soft costs actually expended, accrued and deferred). Once REI receives funds equal to two hundred (200%) percent of the production budget, then, at that time, Owner shall be entitled to collect the three and a half (3.5%) percent of ADJUSTED GROSS MERCHANDISE ROYALTY on video and broadcast revenues, as actually collected by REI.

     II. Compensation for services. The Owner shall have the option to perform services as listed in 2A above or the schedule below, for the initial twenty six (26) episodes, and the continuing option for these same services for a minimum of seven (7) episodes of every subsequent thirteen (13) episodes of the series for the consideration as listed below. The production and shooting schedules are to be mutually agreed upon by Owner and REI, subject to delivery requirements by the Merchandising Agent and Broadcasters.

OWNER'S COMPENSATION PER EPISODE


    Episodes
(beyond the Pilot     Direct/Head Writer     Writing Scripts and
   Episodes)            Other Services          Lyrics Only             Total
-----------------     ------------------     -------------------        ------
 1-13                      $2,500                  $2,000               $4,500

14-26                      $2,750                  $2,250               $5,000

27-39                      $3,000                  $2,500               $5,500

40-52                      $3,250                  $2,750               $6,000

53 and thereafter          $4,000                  $3,000               $7,000


     III. If Owner decides to perform services (as outlined in 2A and 2B (II) above) Owner shall receive additional compensation at a rate of Seven Hundred and Fifty ($750) Dollars per week, in the form of reimbursement of all expenses while Owner is displaced from his primary residence, and working full time on the Series. Said expense reimbursements include but are not limited to, travel, hotel and living, food, ground transportation, etc. It is agreed that Owner shall also receive the sum of Three Hundred ($300) Dollars for air fares upon completion of each six (6) episodes for which Owner performs the delineated services.

IV. If REI decides to produce any long form versions of the Property, and for any reason Owner is not hired to Direct same, then in that event, Owner shall receive two (2%) percent of any and all long form production budgets (hard costs only), as total compensation for consulting services to be provided by Owner as an Independent Contractor for hire.


3.  REVERSION

If Producer does not produce a minimum of thirteen (13) episodes, including the Pilot episodes, within thirty (30) months hereof, then in that event only, all rights, title and interest to the Property shall revert to Owner, subject to all written and executed agreements then in force which are the subject of the Property. Owner shall provide ninety (90) days written notice of intent pursuant to exercising the rights contained within this clause.


4.  REPRESENTATIONS

Both Owner and Producer hereby represents and warrant that they have the full right and authority to enter into this Agreement; and that the consent of no other person or entity is necessary to fully perform under this Agreement. Further, Owner specifically represents that he is the sole owner of the

Property, and will not cause, allow or sanction any use of the Property, or any part thereof to anyone other than Producer and its successors, affiliates, licensees or assigns, or make any agreement with any other person, firm or entity which is in conflict or otherwise inconsistent with this Agreement. At Producer's request, Owner hereby agrees at all times to defend, indemnify and hold harmless the Producer and its successors, affiliates, licensees and assigns from and against any and all claims, liabilities, damages, losses and expenses which may arise from any breach or alleged breach of any representation, warranty or agreement made by Owner hereunder. Owner further agrees to use his best efforts to assist Producer in executing all reasonable documentation pursuant to Producer's rights hereunder. REI similarly indemnifies Owner for any claim arising out of the development, production, and distribution of the Pilot and Series of the Property, provided such claim does not involve a breach by Owner.

5.  RIGHT TO EQUITABLE RELIEF

Owner hereby acknowledges that the rights, title and interest to the Property hereunder are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, for the loss of which Producer can not be reasonably or adequately compensated in damages, and a breach by Owner of the provisions of this Agreement will cause Producer irreparable injury and damage. Therefore Owner expressly agrees that Producer shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement or any part hereof by Owner, and to secure its enforcement. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which Producer may have.

6.  ASSIGNMENT

Producer shall have the right at any time to assign or otherwise transfer this Agreement, in whole or in part, or any or all of Producer's rights or obligations hereunder, to any third party.

7.  APPLICABLE LAW

This Agreement is made and entered into in the State of Florida. In the event of a dispute concerning the subject matter of this Agreement, Florida law shall be applicable with respect thereto.

8.  CREATIVE CONTROL

Both Owner and Producer shall have mutual creative control of the Property subject to the production episode budget, not to exceed Sixty Five Thousand ($65,000) Dollars per episode, which includes any and all hard and soft costs. In the event that there is a disagreement between Owner and Producer of a creative decision, both Owner and Producer hereby agree to appoint Mr. John Gentile, of the firm Abrams/Gentile Entertainment, Inc., with full authority given to Mr. Gentile to make the final and binding decision, subject to budget restrictions. If for any reason Mr. Gentile is unable to perform these services, then in that event Owner and Producer shall mutually approve a substitute independent third party, and said approval shall not be unreasonably withheld.

9.   CREDITS

Producer shall accord Owner (unless Owner elects to decline such credit ) a screen credit to read "Created by John Driver", and a screen credit for any and all services rendered by Owner of the Pilot and each episode of the series, which is normal and customary of industry standards for similar Properties. No casual or inadvertent failure of the Producer to comply with this credit provision shall constitute a breach of this Agreement by Producer. Both Owner and Producer acknowledge that screen credits must be approved by outside third parties, including but not limited to, broadcasters, merchandisers, etc., and that all such credits are subject to their changes and standards.

10.  PLACE OF BUSINESS

The principal place of business shall be solely determined by the Producer.

11.  TERM

The term of this Agreement shall commence upon execution of this Agreement, and shall continue for perpetuity unless sooner terminated in accordance with the following:

a) The duration of any and all trademarks, copyrights of the Property to be held and owned by REI.

b) So long as REI shall be entitled to compensation of the Property for any agreements and/or licenses to third parties.

c) Mutual agreement to terminate this Agreement signed in writing by the parties hereto.

12.  TITLE, TRADEMARKS AND COPYRIGHTS

The copyright and trademarks (past, present and future) and all rights thereunder, shall be held, registered and extended in the name of REI, of it's assigns.

13.  CONTROL OF THE ASSETS

Owner hereby relinquishes all of his rights and title to the Property for the Universe, and agrees to execute all reasonable documentation (including short form assignment of copyright) requested by REI, to assure proper assignment of said title and interest to REI. If Owner, for any reason whatsoever, fails to sign said documents within five (5) days of request, Owner hereby appoints REI his irrevocable attorney-in-fact to do any necessary act with regard to implementation of the copyright and any other documentation pursuant to this Agreement.

14.  NO OBLIGATION TO PRODUCE

It is understood and agreed by Owner that REI shall have no obligation to produce, complete, release, distribute, advertise or exploit the Property, and Owner specifically releases REI from any liability for any loss or damage either or both parties may suffer by reason of REI's failure to produce, complete, release, distribute, advertise or exploit the Property. Nothing contained in this Agreement shall constitute a partnership. Joint venture by the Owner or REI hereto, or constitute either party an agent of the other.

15.  DISABILITY

In the event Owner is disabled REI shall have the right to suspend compensation for Owner's services except for the three and one half (3.5%) percent compensation as outlined in paragraph BI.

16. MISCELLANEOUS:

     A. All such notices which any party is required to may desire to serve hereunder shall be in writing and shall be served by personal delivery to the other parties or by prepaid registered or certified mail addressed to the parties at their respective addresses as set forth in the recitals hereof, or at such other address as the parties may from time to time designate in writing to the other. Notices by mail shall be deemed received three (3) days after deposit in the United States Mail.

     B. This agreement may be executed in Counterparts with each being deemed a whole and complete copy.

     C. Both REI and Owner agree that all payments to Owner hereunder shall be paid directly to the Fifi Oscard Agency, Inc. at 24 W. 40th St., NY, NY. 10018, attn: Kevin McShane.

17. ARBITRATION: In the event of any dispute among the parties to enforce the terms of this Agreement, (except as to paragraph 5) such dispute shall be exclusively resolved under the auspices of the American Arbitration Association in Miami, Florida. In all events, the prevailing party shall be entitled to recover from the non-prevailing party all costs of attorneys' fees and other costs of arbitration.

18. COMPLETE AGREEMENT: This Agreement shall contain the entire and Complete Agreement among the parties and shall not be modified except in writing, signed by all parties hereto.


AGREED:

REALM PRODUCTION
AND ENTERAINMENT, INC.



/S/ Steven Adelstein                                /s/  John Driver
-------------------------------                     ---------------------------

STEVEN ADELSTEIN, PRESIDENT                         JOHN DRIVER, "OWNER"
"REI AND/OR PRODUCER"